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                                                                Exhibit 3(i)(b)

                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                  AVNET, INC.

                            UNDER SECTION 807 OF THE

                            BUSINESS CORPORATION LAW



     A. The name of the corporation is AVNET, INC. The name under which the corporation was formed is AVNET ELECTRONIC SUPPLY CO., INC.

     B. The certificate of incorporation of the corporation was filed by the Department of State on July 22, 1955.

     C. The text of the said certificate of incorporation, as amended heretofore, is hereby restated without further amendment or change to read in full as follows:

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     I.   The name of the corporation shall be AVNET, INC.

     II.  The purposes for which the corporation is formed are:

          A. To design, patent, manufacture, buy, sell, export and import, and generally deal in, either as principal, agent, commission merchant, factor, broker or attorney in fact, every and all kinds of electrical devices, radios, television instruments, missiles, rockets, aircraft and mechanical devices and machines, as well as components thereof, other goods, wares, merchandise, commodities and personal property, and to make and enter into all manner and kinds of contracts, agreements and obligations by, or with any person or persons, corporation or

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association in connection with such business, or any part thereof, and incidental thereto, as may be lawfully done or entered into by corporations organized under Article 2 of the Stock Corporation Law.

     B. To construct, purchase, lease or otherwise acquire, equip, maintain and operate laboratories and factories for the development of processes, the improvement of products, experimental and research work, in connection with any product.

     C. To acquire and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

     D. To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this corporation.

     E. To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, partnerships, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof, to possess and exercise all the rights, powers and

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privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.

     F.(a) To borrow or raise moneys for any of the purposes of the corporation, and, from time to time, without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.


       (b) To make any guarantee respecting dividends, shares of stock, bonds, debentures, contracts or other obligations to the extent that such power may be exercised by corporations organized under the Stock Corporation Law.


     G. To loan to any person, firm, partnership or corporation any of its surplus funds, either with or without security.


     H. To purchase, hold, sell and transfer the shares of its capital stock; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital except as otherwise permitted by law, and provided further, that shares of its own capital stock belonging to it and shall not be voted upon directly or indirectly.


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     I. To have one or more offices, to carry on all or any of its operations and business and without restriction or limit as to amount to purchase or otherwise acquire, hold, own, mortgage, sell, convey or otherwise dispose of, real and personal property of every class and description in any of the states, districts, territories or colonies of the United States, and in any and all foreign countries, subject to the laws of such state, district, territory, colony or country.

     J. To enter into, make, perform and carry out contracts of every kind, which may be necessary for or incidental to the business of the corporation, with any person, firm, corporation, private, public or municipal, body politic, under the government of the United States, or any territory, district, protectorate, dependency or insular or other possession or acquisition of the United States, or any foreign government, so far as, and to the extent that, the same may be done and performed by a corporation organized under the Stock Corporation Law.

     K. To do any and all things necessary, suitable, convenient, or proper for, or in connection with, or incidental to, the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated, or designed directly or indirectly to promote the interests of the corporation, or to enhance the value of any of its properties; and in general to do any and all things and exercise any and all powers which it may now or hereafter be lawful for the corporation to do or to exercise under any of the laws of the State of New York that may now or hereafter be applicable to the corporation.

     L. The purposes and powers specified in the foregoing clauses are to be construed both as purposes and powers and shall, except where otherwise expressed, be in no wise limited, or restricted, by reference to, or inference from, the terms of any other clause in this


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Certificate of Incorporation, but the purposes and powers specified in each of the foregoing clauses of this Article shall be regarded as independent purposes and powers.

     III. The aggregate number of shares which the Corporation shall have the authority to issue shall be one hundred twenty-three million (123,000,000) shares. Three million (3,000,000) shares shall be Preferred Stock of the par value of one dollar ($1.00) per share, issuable in series, and one hundred twenty million (120,000,000) shares shall be Common Stock of the par value of one dollar ($1.00) per share. All shares of Preferred Stock shall be issued in series and shall be entitled to preference in the distribution of dividends or assets or both. The Board of Directors of the Corporation, before issuance, shall have the authority to establish and designate series of the Preferred Stock and to fix the variations in the relative rights, preferences and limitations of shares of the Preferred Stock as between such shares and shares of the Common Stock and as between shares of different series of the Preferred Stock.

     IV. The office of the corporation is located in the County of New York, and the address to which the Secretary of State shall mail a copy of process in any action or proceeding against the corporation which may be served upon him is c/o Corporation Service Company, 80 State Street, Albany, New York 12207-2543. The name and address within the State of New York of the registered agent of the corporation is as follows: Corporation Service Company, 80 State Street, Albany, New York 12207-2543. Said registered agent is to be the agent of the corporation upon whom process against the corporation may be served.

     V. Its duration is to be perpetual.

     VI. The number of directors of the Corporation shall be fixed from time to time by the Board of Directors as provided in the By-Laws then in effect, but shall not be less than three. Only


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one of said directors shall be required to be a stockholder and only one shall be required to be a citizen of the United States and a resident of the State of New York.

     VII. Shares of stock in other corporations held by this corporation shall be voted by such officer or officers of this corporation as the Board of Directors, by a majority vote, shall designate for such purpose or by a proxy duly authorized by a like vote of the Board.

     VIII. It is hereby provided, pursuant to Section 74 of the Stock Corporation Law, that this corporation shall have power to issue the whole or any part of the shares of its capital stock as partly paid stock subject to calls thereon until the whole thereof shall have been paid in.

     IX. No contract or other transaction between the corporation and any other corporation shall be affected or invalidated by the fact that any one or more of the directors of this corporation is or are interested in, or is a director or officer, or are directors or officers of such other corporation, and any director or directors, individually or jointly, may be a party or parties to, or may be interested in, any contract or transaction of this corporation or in which this corporation is interested; and no contract, act or transaction of this corporation with any person or persons, firm or corporations, shall be affected or invalidated by the fact that any director or directors of this corporation is a party, or are parties to or interested in such contract, act or transaction, or in any way connected with such person or persons, firm, association or corporation, and each and every person who may become a director of this corporation is hereby relieved from any liability that might otherwise exist from contracting with the corporation for the benefit of himself or any firm or association or corporation in which he may be in anywise interested.

     X. No holder of stock shall be entitled as of right, to purchase or subscribe for any part of unissued stock, or any treasury stock, or any additional stock to be issued by reason of any


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increase of the authorized capital stock of the Company, or any bonds, certificates of indebtedness, debentures or other securities convertible into stock of the corporation, but any such unissued stock or such additional authorized issue of new stock, or of other securities convertible into stock may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations or associations and upon such terms as may be deemed advisable by the Board of Directors in the exercise of their discretion and in accordance with the Stock Corporation Law.

     XI. No director of the Corporation shall be personally liable to the Corporation or its shareholders for damages for any breach of duty as a director, provided that nothing contained in this Article XI shall eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the New York Business Corporation Law. Notwithstanding the foregoing, nothing in this Article XI shall eliminate or limit the liability of a director for any act or omission occurring prior to the date of filing of the Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation that includes this
Article XI.

     XII. The Board of Directors of this corporation may issue options for the purchase of any of its authorized shares of stock issued or unissued, for such consideration, value, or benefit, and upon such terms and conditions, as may be fixed by the Board of Directors, subject to the requirements of Section 69 and 12 of the Stock Corporation Law and any other applicable provisions of law, but no such shares of stock having par value shall be issued for money in an amount less than the par value of such shares.

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     XIII. All corporate powers, including the sale, mortgage, hypothecation and pledge of all or any part of the corporate property, shall be exercised by the Board of Directors, except as otherwise expressly provided by law.

     XIV. Any one or more or all of the directors may be removed, either with or without cause, at any time by the vote of the stockholders holding a majority of the stock of the corporation, at any special or regular meeting and thereupon the terms of each director or directors who shall have been removed shall forthwith terminate and there shall be a vacancy or vacancies in the Board of Directors to be filled as provided in the By-Laws.

     XV. Subject always to By-Laws made by the stockholders, the Board of Directors may make By-Laws and from time to time may alter, amend or repeal any By-Laws, but any By-Laws made by the Board of Directors may be altered or repealed by a majority vote of the stockholders.

     XVI. The Secretary of State is designated as the agent of the corporation upon whom process in any action or proceeding against the corporation may be served.

                                    *  *  *

          D. The foregoing restatement of the certificate of incorporation was authorized by the vote at a meeting of the Board of Directors of the corporation.


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     IN WITNESS WHEREOF, the undersigned has subscribed this certificate this
2nd day of February, 1999.

                                        /s/ David R. Birk
                                        -----------------------------------
                                        David R. Birk
                                        Senior Vice President and Secretary


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